PEOPLES BANCORP
212 West Seventh Street  •  Auburn, Indiana 46706-1723
Phone: (260)925-2500  •  Fax: (260)925-1733

December 11, 2006

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Peoples Bancorp, the Holding Company for Peoples Federal Savings Bank of DeKalb County (“Peoples”) and First Savings Bank (“First Savings”). The Meeting will be held at the Auburn Cord Duesenberg Museum, located at 1600 S. Wayne Street, Auburn, Indiana 46706, on Wednesday, January 24, 2007, at 2:00 P.M. local time.

As described in the accompanying materials, the Stockholders are being asked at the Annual Meeting to elect two Directors and to approve the appointment of the Company’s Independent Auditors. During the Meeting, members of the Company’s management will also report on operations and other matters affecting the Company, and will be available to respond to Stockholders’ questions.

Your vote is very important regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in Peoples Bancorp is sincerely appreciated.

Sincerely,

Roger J. Wertenberger
Chairman of the Board

PEOPLES BANCORP
212 West 7th Street
Auburn, Indiana 46706

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on January 24, 2007

NOTICE IS HEREBY GIVEN the Annual Meeting of the Stockholders of Peoples Bancorp (the “Company”), will be held at the Auburn Cord Duesenberg Museum, located at 1600 S. Wayne Street, Auburn, Indiana, on Wednesday, January 24, 2007, at 2:00 P.M., local time (the “Meeting”), for the following purposes:

1.	To elect two directors.

2.	To approve the appointment of BKD LLP, independent Certified Public Accountants, as the Auditors of the Company for the Fiscal Year ending September 30, 2007.

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

As of the date of mailing, the Board of Directors is not aware of any other matters that may come before the Meeting.

The Board of Directors has selected November 30, 2006, as the record date for the Meeting. Only those Stockholders of the Company of record at the close of business on that date will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

Cheryl L. Taylor
Corporate Secretary

Auburn, Indiana
December 11, 2006

PEOPLES BANCORP
212 West Seventh Street
Auburn, Indiana 46706

Annual Meeting of Stockholders

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Peoples Bancorp (the “Company”), for use at the Annual Meeting of the Stockholders of the Company to be held on Wednesday, January 24, 2007, and at any adjournments or postponements thereof (the “Meeting”). The Annual Report to Stockholders for the Fiscal Year ended September 30, 2006, and a form of proxy to be voted at the Meeting are being furnished to Stockholders with this Proxy Statement. The approximate date of mailing of this Proxy Statement is December 11, 2006.

The close of business on November 30, 2006 has been selected as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting. On that date, 3,205,469 shares of the Company’s Common Stock, par value $1.00 per share, were outstanding. Stockholders will be entitled to one vote for each share of the Company’s Common Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the Stockholders.

The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. A plurality of the votes cast by Stockholders in person or by proxy at the Annual Meeting will be necessary to elect each Director pursuant to Proposal 1 described herein. The affirmative vote of majority of the shares held by Stockholders present in person or by proxy at the Annual Meeting will be necessary for approval of Proposal 2.

All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the Stockholders giving such proxies. If no instructions are given, signed proxies will be voted in favor of the election of the Directors named in this Proxy Statement and in favor of Proposal 2. Abstentions and broker non-votes (shares as to which a broker indicates that it does not have authority to vote) are counted for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote “against” Proposal 2.

The Board of Directors does not know of any business, other than that described herein, to be presented for action at the Annual Meeting. However, if any other business is properly presented before the Annual Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein. Any Stockholder has the power to revoke his proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation (including the delivery of a duly executed proxy bearing a later date) to Cheryl L. Taylor, the Secretary of Peoples Bancorp, P. O. Box 231, 212 West 7th Street, Auburn, Indiana 46706, or upon request if the Stockholder is present at the Meeting and chooses to vote in person.

PROPOSAL 1

ELECTION OF DIRECTORS

Two Directors will be elected at the Meeting to serve for a three-year period. Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees listed below. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named therein.

The Board of Directors unanimously recommends Stockholders vote “FOR” each of the named nominees to the Company’s Board of Directors.

The following table lists the Directors and their terms for the Company. The table also sets forth the number of shares of the Company’s Common Stock beneficially owned by the Directors of the Company and by the Directors and Executive Officers of the Company as a group as of September 30, 2006.

NOMINEES FOR ELECTION AS DIRECTORS

Name (Age)	Position	Director Since	Term Expires	Present Common Stock Beneficially owned	Shares of Percent of Class (1)
DIRECTORS CONTINUING IN OFFICE:
G. Richard Gatton (64)	Director and Retired President of First Savings	2000	2008	27,985(2)	*
John C. Thrapp (72)	Director	1990	2008	11,165(3)	*
Erica D. Dekko (37)	Director	2001	2009	15,100(4)	*
Douglas D. Marsh (65)	Director	1990	2009	10,000(5)	*
Maurice F. Winkler, III (50)	Director and President of Peoples Bancorp and Peoples Federal	1993	2009	44,581(6)	1.39%
NOMINEES FOR THREE-YEAR TERM:
Bruce S. Holwerda (58)	Director	1998	2010	1,500(7)	*
Stephen R. Olson (63)	Director	2000	2010	20,719(8)	*
DIRECTOR WHOSE TERM EXPIRES IN 2007
Roger J. Wertenberger (74)	Chairman of the Board	1990	2007	137,379(9)	4.29%
All Executive Officers and Directors of the Company as a group (10 persons)					8.37%

* Under 1.0%
1.	Computed based upon a total of 3,205,469 issued and outstanding shares of Common Stock as of November 30, 2006.
2.
Includes 11,674 shares of Common Stock for which Mr. Gatton shares voting or dispositive power with his spouse, and 16,311 shares for which he has sole voting and dispositive power. Mr. Gatton disclaims beneficial ownership of shares held by his wife.

3.
Of the shares owned by Mr. Thrapp, 11,165 shares are held with Mr. Thrapp sharing voting and investment power with his spouse, 3,689 shares he has sole voting and dispositive power and 976 shares are held by Mr. Thrapp’s wife with sole voting and investment power. Mr. Thrapp disclaims beneficial ownership of shares held by his wife.

4.	All of the shares owned by Ms. Dekko are owned directly with sole voting and investment power.

5.
Of the shares owned by Mr. Marsh, 1,000 shares are held by Mr. Marsh with sole voting and investment power, and 9,000 shares are held in the Judith A. Marsh Credit Shelter Trust with Mr. Marsh as beneficiary. The Trust holds sole voting and investment power.

6.
Of the shares owned by Mr. Winkler, 36,861 are held by Mr. Winkler with sole voting and investment power and 7,720 shares are held by Mr. Winkler’s wife with sole voting and investment power. Mr. Winkler disclaims beneficial ownership of shares held by his wife.

7.	All of the shares owned by Mr. Holwerda are owned directly with sole voting and investment power.
8.
Includes 1,188 shares of Common Stock subject to options exercisable within 60 days of the voting record date. Also includes, 14,198 shares owned by Mr. Olson with sole voting and investment power, 4,809 shares of Common Stock owned by the spouse of Mr. Olson for which Mr. Olson has no voting or dispositive power and which Mr. Olson disclaims beneficial ownership, and 594 shares that are owned by a partnership Mr. Olson claims shared voting and investment power.

9.
Of the shares owned by Mr. Wertenberger, 86,379 shares are held by Mr. Wertenberger with sole voting and investment power and 51,000 shares are held by Mr. Wertenberger’s wife with sole voting and investment power. Mr. Wertenberger disclaims beneficial ownership of shares held by his wife.

The Business Experience of Each Director is as Follows:

Mr. Wertenberger has served as a Director of Peoples since joining Peoples in 1954. Mr. Wertenberger became President of Peoples in January 1964 and Chairman of the Board in January 1979. He serves as a Director of Peoples Financial Services, Inc., Peoples Service Corporation subsidiary (“Peoples Financial”). Mr. Wertenberger became Chairman of the Board, Director, and President upon its inception in 1990 and currently serves as Chairman of the Board and Director. Mr. Wertenberger retired as President of the Company, Peoples, and Peoples Financial in 1996. He is the father-in-law of Maurice F. Winkler, III.

Ms. Dekko has served as a Director of Peoples Federal since January of 2000 and was elected as a Director of the Company January 2001. Ms. Dekko completed her Executive MBA from Notre Dame in 2000. She is a Financial Adviser for Dekko Investment Services. Ms. Dekko also serves as a Director of Peoples Financial.

Mr. Gatton has served as President, Chief Executive Officer of Three Rivers Financial Corporation, and a Director of First Savings since December 1990. Prior to joining First Savings Bank, Mr. Gatton served as President of the Bank of Three Oaks, Michigan and President and CEO of First National Bank of Wabash, Indiana. Mr. Gatton has been involved in the banking industry since 1966. Upon the merger of Three Rivers Financial Corporation into the Company, Mr. Gatton became a Director of the Company and retained his position as President and Chief Executive Officer of First Savings. On March 1, 2006, Mr. Gatton retired as President and Chief Executive Officer of First Savings.

Mr. Holwerda was elected a Director of Peoples and the Company in 1998. Mr. Holwerda was co-owner of Ambassador Steel Corporation, Auburn, Indiana, and served as Vice President and Chief Operating Officer, positions he held from 1990 to 2003. In 2003, he sold his co-ownership and is serving as consultant to Ambassador Steel. In addition to his consulting services, Mr. Holwerda has other real estate investments and is an owner of four companies.

Mr. Marsh has served as a Director of Peoples since 1982. He currently serves as Principal Broker of Castle One Realty in Auburn, Indiana, and Chairman of the Board of Applied Innovations Inc. in Chicago, Illinois. From 1991 to 1996, Mr. Marsh served as Vice President of Sales for Superior Chaircraft, a division of JSJ Corporation, Grand Haven, Michigan. From 1976 to 1991, Mr. Marsh served as President and Chief Executive Officer of Garrett Industries of Hudson, Indiana. Mr. Marsh also serves as a Director of Peoples Financial.

Mr. Olson has served as Manager of Morton Buildings, Inc., a construction company located in Three Rivers, Michigan, since 1970. Mr. Olson is also on the Board of Directors of Camp Wakeshma, a non-profit summer youth camp. Mr. Olson was appointed to the Board of Directors of First Savings Bank in 1984 and has served as Chairman since 1993. Mr. Olson became a Director of the Company upon the merger of Three Rivers Financial Corporation into the Company, March 2000.

Mr. Thrapp served as a Director and Officer of First Federal Savings and Loan Association of Kendallville, which, merged with Peoples in August 1990. Since 1962, Mr. Thrapp has been an attorney with the firm of Thrapp & Thrapp in Kendallville, Indiana.

Mr. Winkler was appointed to the Board of Directors of Peoples and the Company in June 1993. Mr. Winkler joined Peoples in 1979. From 1981 to 1985, he served as Peoples’ Controller and in December 1985 became Vice President-Operations. Mr. Winkler assumed the duties of President and Chief Executive Officer of the Company, Peoples, and Peoples Financial effective October  1, 1996. Mr. Winkler also serves as a Director of Peoples Financial.

Executive Officers of the Company Who Are Not Directors

The following table lists the Executive Officers of the Company.
Name	Age	Position with Peoples Bancorp
Roger J. Wertenberger	74	Chairman of the Board
Maurice F. Winkler, III	50	President and Chief Executive Officer
Cheryl L. Taylor	56	Secretary
Steven H. Caryer	43	Vice President and Chief Financial Officer

Ms. Taylor joined Peoples in April 1986. She has served in various capacities for Peoples and was promoted to insurance agent for Peoples Financial Services, Peoples’ wholly owned subsidiary, in November 1991. In August of 2000, Ms. Taylor was promoted to Corporate Secretary for Peoples Bancorp and in October 2000 was promoted to Vice President and Secretary of Peoples Financial.

Mr. Caryer joined Peoples in September 2006 as Vice President and Chief Financial Officer of the Company and Peoples. Previously, Mr. Caryer was employed for nine years by First Defiance Financial Corp. as Senior Vice President and Controller. Prior to that, he was with Hicksville Building Loan and Savings in a similar capacity.

Corporate Governance and Other Matters

The Board of Directors of the Company held twelve meetings during the Fiscal Year ended September 30, 2006. All Directors have attended at least 75% of all Board of Directors’ and Committee Meetings. The Board of Directors encourages the Directors to attend the Annual Meeting of Stockholders, absent exceptional cause. All Directors attended the 2006 Annual Meeting of Stockholders except Stephen R. Olson.

The Board of Directors has determined the following Directors, constituting a majority of the members of the Board, are independent as defined in the applicable listing standards of the NASDAQ Stock Market: Erica D. Dekko, Bruce S. Holwerda, Douglas D. Marsh, Stephen R. Olson, and John C. Thrapp.

Six regular members of the Board of Directors are members of the Executive Committee, which is permitted to act with any three members present in the absence of regularly scheduled Board Meetings. The Executive Committee exercises all the authority of the Board of Directors to the extent permitted by the Company’s Bylaws.

The Executive Committee consists of Roger J. Wertenberger, Chairman; Maurice F. Winkler, John C. Thrapp, Erica D. Dekko, G. Richard Gatton, and Douglas D. Marsh. This Committee meets when needed. No meetings were held during Fiscal 2006.

The Board of Directors has standing Budget, Audit, and Nominating and Governance Committees, each of which is comprised of Independent Directors. Regularly scheduled Executive Sessions of the Independent Directors are held concurrent with Audit Committee meetings.

The Budget Committee establishes policies and objectives relating to compensation, reviews compensation costs, and recommends salaries, bonuses, and 401(k) contributions for all employees and executive officers. The members of the Budget Committee are: Douglas D. Marsh, Chairman; Erica D. Dekko, Bruce S. Holwerda, Stephen R. Olson, and John C. Thrapp. The Budget Committee held two meetings during the Fiscal Year ended September 30, 2006.

The Audit Committee reviews and approves the scope of the audit procedures employed by the Company’s Independent Auditors and meets with the Auditors to discuss the results of their examination of the Company’s financial statements. The Committee reviews the operations of the Company’s internal audits performed by management and the results of its audit procedures. In addition, the Committee reviews all reports prepared in connection with the Company’s examinations by the regulatory authorities. The members of the Audit Committee are: Erica D. Dekko, Chairperson; Bruce S. Holwerda, Douglas D. Marsh, and Stephen R. Olson. All members of the Committee are independent as required by the listing standards of the NASDAQ Stock Market. The Board has determined Ms. Dekko’s credentials and her expertise in finance enable her to serve as the Audit Committee’s financial expert as defined in SEC regulations. The Committee held five meetings during the Fiscal Year ended September 30, 2006.

The Board of Directors has adopted a written Charter for the Audit Committee and reviews and approves changes to the Charter annually. A copy of the Charter is available on the Company’s website: www.peoplesbancorp.us and is attached as Appendix A.

The Nominating and Governance Committee meets when Director vacancies occur and recommends individuals for nomination to the Company’s Board of Directors and to the governing bodies of its subsidiary corporations. The Nominating and Governance Committee consists of four Independent Directors. The members are: Steven R. Olson, Chairman; Erica D. Dekko, Bruce S. Holwerda, and Douglas D. Marsh. The Committee held three meetings during the Fiscal Year ended September 30, 2006. Under the Company’s Bylaws, however, nominations may be made by Stockholders and voted upon at the Annual Meeting if made in writing and delivered to the Secretary of the Company at least 20 days prior to the date of the Annual Meeting. No nominations for Directors, except those made by the Nominating Committee or by the Stockholders in accordance with the Bylaws, shall be voted upon at the Annual Meeting.

The Board of Directors has adopted a written Charter for the Nominating and Governance Committee and reviews and approves changes to the Charter annually. A copy of the Charter is available on the Company’s website: www.peoplesbancorp.us .

All Directors standing for re-election are existing Directors. The Board did not receive any nominees recommended by Stockholders or any other matters to be presented for action by the Stockholders at the Annual Meeting.

Director Nominations

The Nominating and Corporate Governance Committee recommends Director nominees to the Board annually for election by the Stockholders. The Nominating and Corporate Governance Committee will consider qualified Director nominees recommended by Stockholders when such recommendations are submitted in accordance with Peoples Bancorp’s Bylaws and policies regarding Director nominations. Stockholders may submit in writing the names and qualifications of potential Director nominees to the Secretary of Peoples Bancorp (212 W. 7th Street, P. O. Box 231, Auburn, Indiana 46706-0231) for delivery to the Chairman of the Nominating and Governance Committee for consideration.

When submitting a nomination for consideration, a Stockholder must provide the following minimum information for each Director nominee: full name and address, age, principal occupation during the past five years, current directorships on publicly held companies and investment companies, number of Peoples Bancorp shares owned, if any, and a signed statement by the nominee consenting to serve as a Director if elected. Stockholder nominations for Director must also be made in a timely manner and otherwise in accordance with the Corporation’s Bylaws (please refer to Article IV, Section 4.14 of the Corporation’s Bylaws to determine the precise requirements for any Stockholder nomination). Nominees may be suggested to the Committee by other Directors, members of management, as well as by Stockholders. The Committee also has authority to engage consultants to help identify or evaluate potential Director nominees.

In its evaluation of a potential candidate (including a candidate proposed by a Stockholder), the Committee will review the nominee’s experience, independence, understanding of the banking industry or related industries, the current needs of the Board, and such other factors as the Committee may determine are pertinent in light of the needs of the Board at the time. The Committee will also take into account the ability of a person to devote the time and effort necessary to fulfill his or her responsibilities.

Securities Ownership of Certain Beneficial Owners

There are no persons known to the Company who own beneficially more than 5% of the Company’s common stock as of September 30, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Executive Officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, Directors and greater than 10% Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Fiscal Year ended September 30, 2006, all Section 16(a) filing requirements applicable to the Company’s Officers and Directors were complied with and there were no late filings.

Transactions With Certain Related Persons

The Banks have followed the policy of offering loans to the Company’s and the Banks’ Directors, Officers, and employees for the financing of their principal residences. These loans are made in the ordinary course of business on substantially the same terms and collateral, including interest rates, as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. The Banks grant consumer loans to Directors, Officers, and employees at rates and terms applicable to its other customers.

The Banks have 17 Executive Officers and Directors, and the aggregate total of loans outstanding to these individuals as of September 30, 2006, was $1,077,129.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Report of the Budget Committee

The Budget Committee of the Banks establishes policies and objectives relating to compensation, reviews compensation costs, and recommends salaries and bonuses for all employees and Executive Officers. All decisions of the Budget Committee are subject to approval by the full Board of Directors. In Fiscal 2006, the Board of Directors made no modifications to the Budget Committee’s compensation recommendations. In recommending the salaries of the Executive Officers, the Budget Committee has access to and reviews compensation data for comparable financial institutions. The Officers are also evaluated as to their performance during the year and compared to the Bank’s performance.

In making recommendations with respect to executive compensation, the Budget Committee attempts to achieve the following objectives while furthering a policy of cost containment by controlling expenses:

1.
Provide compensation comparable to that which is offered by other similarly situated financial institutions in order to attract and retain talented executives who are critical to the Company’s success;

2.	Reward Executive Officers based upon their ability to achieve both short-term and long-term strategic goals and to enhance Shareholder value; and

3.	Align the interests of the Executive Officers with the long-term interests of the Stockholders by granting stock options and making 401(k) Plan contributions.

At the present time, the Company’s Executive Compensation Program is comprised of base salary, annual incentive bonuses and long-term incentive bonuses in the form of 401(k) Plan contributions. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions and individual performance. Annual incentive bonuses are tied to the Company’s net income performance for the current Fiscal Year. The Committee believes the 401(k) Plan has a direct relation to the long-term enhancement of Stockholder value. These plans are designed to motivate the employee to increase Stockholder value.

For Fiscal Year 2006, the Budget Committee recommended, and the Board of Directors approved, a salary of $143,312 and a bonus of $6,382 for Mr. Winkler. In addition, Mr. Winkler received long-term compensation in the form of a $4,500 match to his account under the 401(k) Plan. In recommending the salary and bonus amounts for Mr. Winkler, the Budget Committee considered the Company’s financial performance, Mr. Winkler’s operational performance, and levels of executive compensation at comparable financial institutions. Although Mr. Winkler’s compensation is below the median level for the Company’s peer group, the Budget Committee believes that the compensation awarded is consistent with the Company’s efforts to reward performance and control expenses.
Dated: September 6, 2006	BUDGET COMMITTEE

Douglas D. Marsh, Chairman
Erica D. Dekko
Bruce S. Holwerda
Stephen R. Olson
John C. Thrapp

Executive Compensation

Summary of Cash and Certain Other Compensation

The following table sets forth summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer. No other Executive Officers of the Company had an annual salary and bonus that exceeded $100,000 during each of the last three fiscal years.

Summary Compensation Table
		Annual Compensation
Name and Principal Position	Year	Salary (1)	Bonus	All Other Compensation (2)

Maurice F. Winkler III	2006	$166,328	$6,382	$4,500
President and Chief Executive	2005	$163,000	$8,182	$4,326
Officer of Peoples Bancorp	2004	$158,000	$7,829	$5,142

(1)	The amount shown includes Director’s fees.
(2)	The amount shown represents that portion of the Bank’s 401K/ ESOP contribution allocated to the account of Mr. Winkler.

Option Exercises and Holdings

On November 10, 1998, the Peoples Board of Directors adopted a Stock Option and Incentive Plan (“1998 Plan”) that permits the granting of shares of the Company’s Common Stock through incentive and non-qualified stock options, as well as stock appreciation rights. Stockholders approved the 1998 Plan on January 13, 1999. The Stock Option Committee, consisting of two or more Independent Directors, administers the 1998 Plan. The members of the Stock Option Committee are Mr. Holwerda, Mr. Marsh, and Mr. Thrapp.

Under the 1998 Plan, the maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1998 Plan is 200,000 (subject to adjustment to prevent dilution). The 1998 Plan shall continue in effect for a term of ten (10) years following its adoption unless sooner terminated. Pursuant to the 1998 Plan, Officers, Directors, key employees and consultants of the Company (or any Affiliate as defined in the 1998 Plan) may be granted options at an exercise price not less than 100% of the fair market value of the Company’s Common Stock on the date of the grant. During Fiscal 2006, no options were granted. As of September 30, 2006, options to purchase 17,000 shares were outstanding under the 1998 Plan.

In April 1996, Three Rivers Financial Corporation’s Board of Directors adopted, and the Stockholders approved, a Stock Option and Incentive Plan (the “Option Plan”). The purpose of the Option Plan is to provide additional incentive to Directors and key employees by facilitating their purchase of the stock through incentive and non-qualified stock option, as well as stock appreciation rights. Under the Option Plan, 94,558 shares of the Company’s Common Stock are reserved for issuance. During the Fiscal Year ended September 30, 2006, no options were granted and 37,961 options were exercised. There were 10,098 options ineligible to be exercised as the allotted time to exercise the shares has expired. As of September 30, 2006, there are 13,365 shares outstanding under the Option Plan.

During Fiscal 2006, the Company’s Chief Executive Officer, Maurice F. Winkler III, did not own or exercise any stock options of the Company.

Defined Benefit Pension Plan

Both Banks maintain a Defined Benefit Pension Plan (the “Retirement Plan”) for all eligible employees (the “Participants”). In order to be eligible to participate, an employee must attain age 21 and complete 1,000 hours of credited service during an eligibility computation period. The Retirement Plan is funded solely by the Banks’ contributions and generally provides for vested benefits to Participants with 100% vesting after five years of credited service. Total Retirement Plan expenses for the Fiscal Year ended September 30, 2006, were $1,297,617.

A Participant’s benefit at normal retirement age (65) is dependent upon his total years of credited service and his average annual salary for the five consecutive years of highest salary during credited service. However, the benefit so determined is subject to proportionate reduction for credited service of fewer than 30 years at normal retirement age, and is also subject to actuarial reduction for commencement of benefit payment prior to normal retirement age. The Retirement Plan also provides a death benefit payment in the event of death prior to retirement.

The table below shows estimated annual benefits (computed on the normal life annuity basis) payable under the Company’s Retirement Plan to any employee upon retirement in 2006 at age 65 after selected periods of service. There is no benefit reduction for Social Security or other offset amounts.
	Years of Service
Renumeration	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	45 Years
50,000	10,000	15,000	20,000	25,000	30,000	35,000	40,000	45,000
75,000	15,000	22,500	30,000	37,500	45,000	52,500	60,000	67,500
100,000	20,000	30,000	40,000	50,000	60,000	70,000	80,000	90,000
150,000	30,000	45,000	60,000	75,000	90,000	105,000	120,000	135,000
200,000	40,000	60,000	80,000	100,000	120,000	140,000	160,000	180,000
250,000	50,000	75,000	100,000	125,000	150,000	175,000	200,000	225,000

Benefits are currently subject to a maximum of $170,000 under the Internal Revenue Code. The years of service credited under the Retirement Plan as of September 30, 2006, were 26 years for Mr. Winkler.

Bonus Plan

Both Peoples and First Savings have bonus plans for all employees. The plans do not apply to employees of subsidiaries or affiliates of the Banks. Under the plans, bonus money is made available to the extent of the net profits of the Bank up to 10% of an employee’s base annual salary as defined in the plan. The determination of the amount of a bonus to be paid under the plan is made by the Board of Directors in its sole discretion, after consideration and recommendation by the Budget Committee, based on profitability of the Bank.

During the Fiscal Year ended September 30, 2006, bonuses under the plans aggregating $212,738 were paid to employees of the Banks. Amounts allocated under the bonus plan are included in the Summary Compensation Table.

Employment Agreements

Mr. Maurice F. Winkler, III, a Director and Chief Executive Officer of the Company and the President and Chief Executive Officer of Peoples, has entered into a three-year employment agreement with the Company and Peoples. The agreement provides for the full-time employment of Mr. Winkler as President and Chief Executive Officer of Peoples and may be amended and extended for additional twelve-month periods upon the mutual agreement of the parties. The original effective date of the agreement was May 18, 2000, and the agreement was most recently extended on November 21, 2006, when the parties executed an updated agreement. The agreement, as updated, provides for a base salary of $143,312 per year. Pursuant to the agreement, the base salary amount is reviewed at least once every twelve months and increases are to be substantially consistent with the increases to the base salaries of other executives of Peoples, provided the base salary amount shall be increased by a percentage no less than the annual increase in the cost of living index for the Fort Wayne, Indiana metropolitan area.

Effective September 26, 2006, Mr. Steven H. Caryer, Chief Financial Officer, has entered into a two-year employment agreement with the Company, Peoples and First Savings. The agreement provides for Mr. Caryer’s full-time employment as Chief Financial Officer of the Company, Peoples, and First Savings for at least two years and may be amended and extended for additional twelve-month periods upon the mutual agreement of the parties. The agreement provides for Mr. Caryer to receive a base salary of $98,000. Pursuant to the agreement, the base salary amount is reviewed at least once every twelve months and increases to the base salaries of other executives Peoples, provided the base salary amount shall be increased by a percentage no less than the annual increase in the cost of living index for the Fort Wayne, Indiana metropolitan area.

The employment agreements for Messrs. Winkler and Caryer (the “Executives”) contain similar provisions regarding terminations of employment, including in the event of a change in control of the Company. The agreements provide that the Executives may terminate their employment upon 60 days notice upon the occurrence of one of the events specified in the agreements. The Company may terminate the employment of the Executives upon the occurrence of certain specified events or at any time for cause (as defined in the agreements). If the Company terminates an Executive’s employment other than for cause or if the Executive terminates his employment upon the occurrence of the events specified in the agreements, the agreements provide for the Executive to receive an amount equal to his base salary for each year remaining under the term of the agreement plus bonuses in an amount equal to the last bonus received multiplied by the number of years remaining under the term of the agreement, but such amounts are subject to deferment for minimum capital maintenance purposes. In the event of a change in control (as defined in the agreements), the agreements provide for Mr. Winkler to receive an amount equal to 2.99 times his base salary, plus the amount of any bonus compensation earnings during the 2.99 years immediately preceding the change of control, plus certain other benefits. Mr. Caryer is to receive an amount equal to 2 times his base salary, plus the amount of any bonus compensation earnings during 2 years immediately preceding the change of control, plus certain other benefits. The agreements also provide that any unvested options held by an Executive will vest if his employment is terminated as a result of a change in control. As of the date of this Proxy Statement, the cash compensation that would be received upon the Executive’s termination in connection with a change in control would be $450,896 for Mr. Winkler and $196,000 for Mr. Caryer.

Under the employment agreements, the Executives are eligible to receive such benefits as are made available to other senior executives of Peoples. The agreements also provide, subject to certain limitations, that each of the Executives will continue to receive health and medical benefits until he reaches the age of 65.

If the payments provided for in the employment agreements and, in the case of Mr. Gatton in his Salary Continuation Agreement, together with any other payments to be made to the Executives, are deemed to be payments in violation of the “golden parachute” rules of the Internal Revenue Code of 1986, as amended, such payments will be reduced to the highest amount permissible before the Executive becomes subject to excess parachute payment excise tax or the Company or the Banks lose all or part of their compensation deduction for such payments.

Director Compensation

Directors of the Company received fees of $6,000 for Fiscal 2006 for serving as Directors of the Company. Directors of Peoples currently receive $12,000 per year and Directors of First Savings currently receive $8,500 per year. For the Fiscal Year ended September 30, 2006, Directors’ fees for the Company, Peoples, and First Savings totaled $158,250. In addition, Directors Emeritus of Peoples are paid for each meeting at a monthly fee equal to the fee they received at the time of retirement from the Board. For the Fiscal Year ended September 30, 2006, Director Emeritus fees totals $39,600.

Directors are also eligible to receive awards under the Company’s 1998 Stock Option and Incentive Plan. During the Fiscal Year ended September 30, 2006, no options were granted to Directors.

Audit Committee Report, Charter, and Independence

Audit Committee Report. The Audit Committee reports as follows with respect to the Audit of the Company’s financial statements for the Fiscal Year ended September 30, 2006, included in the Company’s Stockholder Annual Report accompanying this Proxy Statement (“2006 Audited Financial Statements”).

The Committee has reviewed and discussed the Company’s 2006 Audited Financial Statements with the Company’s management.

The Committee has discussed with its Independent Auditors (BKD LLP) the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of the Holding Company’s financial statements.

The Committee has received written disclosures and the letter from the Independent Auditors required by Independence Standards Board Standard No.1 (which related to the auditor’s independence from the Company and its related entities) and has discussed with the auditors the auditors’ independence from the Company.

Based on review and discussions of the Company’s 2006 Audited Financial Statements with management and with the Independent Auditors, the Audit Committee recommended to the Board of Directors the Company’s 2006 Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended September 30, 2006.

This Report respectfully submitted by the Audit Committee of the Company’s Board of Directors.
Audit Committee Members
Erica D. Dekko, Chairman
Bruce S. Holwerda
Douglas D. Marsh
Stephen R. Olson

Accountant’s Fees

Audit Services. The firm of BKD LLP (BKD) served as our Independent Public Accountants for each of our last two Fiscal Years ended September 30, 2006 and 2005. The aggregate fees billed by BKD for the audit of our financial statements included in our Annual Report on Form 10-K and for the review of our financial statements included in our quarterly reports on Form 10-Q for our Fiscal Years ended September 30, 2006 and 2005, were $83,500 and $79,500, respectively.

Audit-Related Fees. Audit related fees billed in Fiscal 2006 totaled $8,000 and consisted of fees related to the audit of Employee Benefit Plans.

Tax Fees. The aggregate fees billed in each Fiscal 2006 and 2005 for professional services rendered by BKD for tax compliance, tax advice or tax planning were $17,075 and $10,650, respectively.

All Other Fees. There were no fees billed in Fiscal 2006 or Fiscal 2005 for professional services rendered by BKD except as disclosed above.

Pre-Approval Policies and Procedures. The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by BKD in 2006. Consistent with the Audit Committee’s responsibility for engaging the Company’s Independent Accountants, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson or their designee has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the Fiscal Year at each such meeting. Pursuant to these procedures, the Audit Committee approved the foregoing services provided by BKD.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Budget Committee during the 2006 Fiscal Year has ever been an officer or employee of the Company or any of its subsidiaries, except for John Thrapp, who had served as Asst. Trust Officer of the Bank without compensation from 1990 to 2003. During the 2006 Fiscal Year, no Executive Officer of the Company or the Banks served as a Director or member of the compensation committee of another entity, one of whose Directors or Executive Officers served as a Director or member of the Budget Committee of the Company or the Bank.

Performance Graph

The following graph compares the yearly percentage change in the Company’s cumulative total Shareholder return on the Common Stock with (i) the cumulative total return of the NASDAQ market index and (ii) the cumulative total return of the SNL Midwest Thrift Index comprised of all mid-west publicly traded savings and loan associations and savings and loan holding companies over the periods indicated. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future price performance.

COMPARISON OF THE FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG PEOPLES BANCORP,
THE NASDAQ MARKET INDEX, AND THE SNL MIDWEST THRIFT INDEX

The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed the firm of BKD, independent Certified Public Accountants, to audit the consolidated financial statements of the Company for the Fiscal Year ending September 30, 2007 A proposal to approve the appointment of BKD, will be presented to the Company’s Stockholders at the Annual Meeting. Representatives of BKD, are expected to be present at the Meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they desire.

The Board of Directors unanimously recommends Stockholders vote “FOR” the appointment of BKD.

COSTS OF SOLICITATION

The costs of this proxy solicitation will be paid by the Company. To the extent necessary, proxies may be solicited by personnel of the Company in person or by telephone, telegram or other means. Company personnel will not receive any additional compensation for solicitation of proxies unless such solicitation requires such persons to work overtime. If deemed necessary, the Company may retain a Proxy Solicitation firm. The Company will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred therewith.

FORM 10-K ANNUAL REPORT

THE COMPANY WILL PROVIDE (WITHOUT CHARGE) TO ANY STOCKHOLDER SOLICITED HEREBY A COPY OF ITS 2006 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON THE WRITTEN REQUEST OF SUCH STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE COMPANY’S SECRETARY, 212 WEST 7TH STREET, P. O. BOX 231, AUBURN, INDIANA 46706.

OTHER MATTERS

The management does not know of any other matters to be presented for action by the Stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

STOCKHOLDERS’ PROPOSALS

The Company must receive all proposals of Stockholders to be presented for consideration at the next Annual Meeting and included in the Proxy Statement in writing no later than August 16, 2007. Send all proposal requests to the Company’s Secretary, 212 W. 7th Street, P. O. Box 231, Auburn, Indiana 46706.

Such proposal must comply with SEC proxy rules, including Rule 14a-8. Stockholder proposals that are not intended to be included in the Proxy Statement must be received by the Company at least twenty (20) days before the date of the Annual Meeting (except if less than thirty days notice of the date of the Annual Meeting is given to Stockholders, the proposal must be received no later than the close of business on the 10th day preceding the meeting). If the Company does not receive notice of a Stockholder proposal by October 24, 2007, then the persons named in the proxy will have the discretionary authority to vote on such matter at the 2008 Annual Meeting of Stockholders. All proposals must comply with the requirements of the Company’s Bylaws, a copy of which may be obtained upon written request to the Company’s Secretary.

STOCKHOLDER’S COMMUNICATIONS

Any Stockholder desiring to contact the Board of Directors, or any individual Director serving on the Board, may do so by written communication mailed to: Board of Directors (Attention: (name of Director(s), as applicable), in care of the Corporate Secretary, Peoples Bancorp, 212 W. 7th Street, P. O. Box 231, Auburn, Indiana 46706. Any proper communication so received will be processed by the Corporate Secretary. Unless in the judgment of the Corporate Secretary the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), such communication will be promptly delivered to the Chairman of the Board or, as appropriate, to the members(s) of the Board named in the communication. During Fiscal 2006, the Board received no communications from Stockholders.

HOUSEHOLDING

We have adopted a new procedure approved by the SEC called “householding”. Under this procedure, multiple Stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to continue to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you upon request. You may request multiple copies by notifying us in writing at P. O. Box 231, Auburn, Indiana 46706 or by telephone 260-925-2500. You may opt-out of householding at any time prior to thirty days before the mailing of proxy materials in December of each year by notifying us at the address above.

If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address or telephone number.

APPENDIX “A”

Peoples Bancorp
Audit Committee of the Board of Directors - Charter
June 20, 2006

1. PURPOSE

The Audit Committee is a committee of the Board of Directors. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing:

1.	The financial information which will be provided to shareholders, governmental or regulatory bodies, the public, and others.

2.	The Corporation’s auditing, accounting and financial reporting process.

3.	The systems of internal controls related to finance, accounting legal compliance, regulatory compliance and ethics that management and the Board of Directors have established.

4.	The audit process.

Consistent with this function, the Audit Committee should encourage continuous improvement of, and foster adherence to, the Corporation’s policies, procedures, and practices at all levels.

The Audit Committee’s primary responsibilities and authority are to:

1.	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

2.	Pre-approve all audit and permissible non-audit services.

3.	Appoint, determine funding for, and oversee the external audit.

4.	Establish procedures for the receipt and handling of complaints about accounting and auditing matters.

5.	Engage and determine funding for independent counsel and other advisors.

6.	Review and appraise the audit efforts of the Corporation’s Independent Accountants and the Internal Auditors.

7.	Provide an open avenue of communication among the Independent Accountants, Financial and Senior Management, Internal Auditors, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

(There are no changes to the Charter since it’s last approval June 14, 2005.

II. COMPOSITION

The Audit Committee will be comprised of three or more Directors as determined by the Board. Each member will be independent of the management of the Corporation and free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee Member.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. The members of the Committee and a Chairman shall be elected by the Board annually.

III. MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the Internal Auditors, and the Independent Accountants in separate executive sessions to discuss any matters the Committee or each of these groups believe should be discussed separately. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

In addition, the Committee or at least the Chair of the Committee should meet with the Independent Accountants and Management, either in person or by phone, quarterly to review the Corporation’s financial statements. This review should be done prior to the Corporation’s 10Q or 10K filing and its public release of earnings. This discussion should include a discussion of significant adjustments, management judgments and accounting estimates, significant new accounting policies, and disagreements with Management.

IV. RESPONSIBILITIES AND DUTIES

In meeting its responsibilities, the Audit Committee is expected to:

1.	Provide an open avenue of communication between the Internal Auditors, the Independent Accountant, and the Board of Directors.

2.	Confirm and assure the objectivity of the Internal Auditor.

3.	Confirm and assure the independence of the Independent Accountant, including a review of management consulting services provided by the Independent Accountant and related fees.

4.	Review and update the Committee’s Charter annually.

5.
Recommend to the Board of Directors the Independent Accountants to be nominated, approve the compensation of the Independent Accountant, and review and approve, if applicable, the discharge of the Independent Accountants.

6.	Review and concur in the appointment, replacement, reassignment, or dismissal of the Internal Auditor.

7.	Review the qualifications of the Internal Auditor to specific areas within the Audit plan.

8.	Review with the Independent Auditor and Internal Auditor the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

9.	Inquire of Management, the Internal Auditor, and the Independent Accountant about significant risks or exposures and assess the steps Management has taken to minimize such risk to the Company.

10.
Consider, in consultation with the Independent Accountant and the Internal Auditor, the audit scope and plan of the Internal Auditors and the Independent Accountant. Determine if the Internal Auditor and Independent Accountants are utilizing a risk-based approach.

11.	Consider and review with the Independent Accountants and the Director of Internal Auditing:

(a)	the adequacy of the Company’s internal controls including computerized information system controls and security.

(b)	any related significant findings and recommendations of the Independent Accountant and internal auditing together with Management responses thereto; and

(c)	the status of previous audit recommendations and Management’s follow-up on those recommendations.

12.	Review with Management and the Independent Accountant at the completion of the Annual Audit:

(a)	the Company’s annual financial statements and related footnotes;

(b)	the Independent Accountant’s audit of the financial statements and his or her report thereon:

(c)	any significant changes required in the Independent Accountant’s audit plan;

(d)	any serious difficulties or disputes with Management encountered during the course of the audit;

(e)	other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

13.	Review with Management and the Internal Auditor:

(a)
regular internal audit reports to Management prepared by the Internal Auditor, including significant findings and Management’s responses to those findings. A summary of findings from completed internal audits should be reviewed prior to the Meeting

(b)	any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information

(c)	any changes required in the planned scope of their audit plan.

(d)	the Internal Audit Department budget and staffing

(e)	the Internal Audit Policy

14.
Review the filings with the SEC and other published documents containing the Company’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

15.	Review with Management and the Independent Accountant the interim financial report before it is filed with the SEC and other regulators.

16.	Review with Management, and if necessary, with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

17.	Review legal and regulatory matters that may have a material impact on the financial statements, related compliance policies, and programs and reports received from regulators.

18.
Meet with the Internal Auditor, the Independent Accountant, and Management in separate Executive Sessions to discuss any matters the Committee or these groups believe should be discussed privately with the Audit Committee.

19.	Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

20.	Prepare a letter for inclusion in the Annual Report that describes the Committee’s composition and responsibilities, and how they were discharged.

21.
Conduct or authorize, if necessary, investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain Independent Counsel, Accountants, or others to assist in the conduct of any investigation.

22.	Perform such other functions as assigned by law, the Company’s Charter or Bylaws, or the Board of Directors.

23.	Advise Financial Management and the Independent Auditor they are expected to provide a timely analysis of significant current financial reporting issues and practices.

24.
Provide that Financial Management and the Independent Auditor discuss with the Audit Committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

25.	Determine as regards to new transactions or events, the Auditor’s reasoning for the appropriateness of the accounting principles and disclosure practices adopted by the Corporation.